CERTIFICATE OF INCORPORATION

The undersigned, being all the incorporators of American Career Centers, Inc. (the "Corporation"), a corporation organized and existing under the Nevada General Corporation Law, hereby certifies as follows:

1. The original Articles of Incorporation for American Career Centers, Inc. were filed with the Nevada Secretary of State on June 15, 1999.

2. No payment for any shares of any class of stock has been received by the Corporation as of the date of this amendment.

3. The Corporation, by action of the undersigned incorporator comprising all the incorporators, files this Certificate of Amendment to change Article Eight to read as follows:

"ARTICLE EIGHT
DIRECTORS

"The number of directors which shall constitute the whole Board shall be not fewer than one nor more than seven as shall be determined from time to time pursuant to the by-laws of the Corporation. The initial director shall be William Anthony."

         IN WITNESS WHEREOF, I have hereunto set my hand this 20th days of July, 1999.


/S/ JAMES M. CASSIDY
James M. Cassidy
Incorporator